Exhibit 22

LIMITED GUARANTEE

OF

Velvet Investment Pte. Ltd.

LIMITED GUARANTEE, dated as of August 11, 2020 (this “Limited Guarantee”), by Velvet Investment Pte. Ltd., a company organized and existing under Singapore (the “Guarantor”), in favor of Cellular Biomedicine Group, Inc., a Delaware corporation (the “Guaranteed Party”).

1.       Limited Guarantee. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), by and among the Guaranteed Party, CBMG Holdings, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and CBMG Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, on the terms and conditions set forth herein, as primary obligor and not merely as surety, the due and punctual observance, performance, discharge and payment of 14.29% (the “Guaranteed Percentage”) of the obligations of Parent to pay each of (i) the Parent Termination Fee to the Company when and only if the Parent Termination Fee becomes payable pursuant to Section 9.5(c) of the Merger Agreement and (ii) any related amounts pursuant to Section 9.5(d) of the Merger Agreement, if, when and as due (the amounts in this clause (i) and (ii) being subject in all circumstances to a maximum aggregate amount of $25,000,000) (the aggregate payment obligations of Parent described in clauses (i) and (ii) collectively, the “Obligations”, and the Guaranteed Percentage of the Obligations, the “Guaranteed Obligations”); provided, however, that in no event shall the Guarantor’s maximum aggregate liability under this Limited Guarantee exceed $3,571,428.57 less the Guaranteed Percentage of any amount actually paid by or on behalf of Parent to the Guaranteed Party in respect of the Obligations (the “Cap”). The parties agree that this Limited Guarantee may not be enforced without giving effect to the Cap and to the provisions of Section 8 and Section 9 hereof, and that the Guaranteed Party will not seek to enforce this Limited Guarantee for an amount in excess of the Cap. This Limited Guarantee may be enforced for the payment of money only. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay any amount to the Guaranteed Party or any other Person under, in respect of, or in connection with this Limited Guarantee, the Other Guarantees (as defined below), the Equity Commitment Letters, the Merger Agreement or the transactions contemplated hereby and thereby other than as expressly set forth herein or therein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each capitalized term or other term used and not defined herein but defined in the Merger Agreement shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided herein. Concurrently with, or prior to, the delivery of this Limited Guarantee, the parties set forth on Schedule A (each, an “Other Guarantor”) are also entering, or have also entered, into limited guarantees substantially identical to this Limited Guarantee (each, as may be amended from time to time, an “Other Guarantee”) with the Guaranteed Party.

 2.       Nature of Limited Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever (other than as set forth in the last sentence of Section 8 hereof), the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations (subject to the Cap) as if such payment had not been made. This Limited Guarantee is an unconditional guarantee of payment and performance and not of collection. In furtherance of the foregoing, the Guarantor acknowledges that his, her or its liability hereunder shall extend to the full amount of the Guaranteed Obligations (subject to the Cap), and that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor to enforce this Limited Guarantee for such amount, regardless of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub are joined in any such action.

3.       Changes in the Guaranteed Obligations; Certain Waivers.

(a)       The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Guaranteed Obligations, and may also enter into any agreement with Parent or any other Person interested in the transactions contemplated by the Merger Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement or of any agreement between the Guaranteed Party and Parent or any such other Person and such action shall not in any way impair or affect the Guarantor’s obligations under this Limited Guarantee. The Guaranteed Party shall not release any of the Other Guarantors from any obligations under such Other Guarantees or amend or waive any provision of such Other Guarantees except to the extent that the Guaranteed Party offers to release the Guarantor under this Limited Guarantee or to amend or waive the provisions of this Limited Guarantee, in each case, on terms and conditions no less favorable than those applicable to the Other Guarantees. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantor under this Limited Guarantee and of any Other Guarantor under the Other Guarantees shall be several and not joint. Subject to the immediately preceding sentence of this Section 3, the Guarantor agrees that the obligations of the Guarantor hereunder shall, to the fullest extent permitted by applicable Law, be absolute, irrevocable, continuing and unconditional irrespective of, and shall not be released or discharged, in whole or in part, or otherwise affected by, (i) the failure of the Guaranteed Party to assert, or the delay in the Guaranteed Party asserting, any claim or demand or to enforce any right or remedy against Parent or any other Person interested in the transactions contemplated by the Merger Agreement or to collect the Guaranteed Obligations from Parent or the Guarantor; (ii) any change in the time, place or manner of payment of, or any other term of, the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or

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modification of any of the terms or provisions of the Merger Agreement or any Equity Commitment Letters made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligations; (iii) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement; (iv) any change in the corporate existence, structure or ownership of the Guarantor, Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any other Person interested in the transactions contemplated by the Merger Agreement or affecting any of their respective assets; (vi) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise; (vii) any discharge of the Guarantor as a matter of applicable Law or equity (other than a discharge of the Guarantor with respect to the Guaranteed Obligations as a result of the indefeasible payment in full of the Guaranteed Obligations in accordance with their terms or as a result of a defense to the payment of the Guaranteed Obligations that Parent has under the terms of the Merger Agreement); (viii) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of the Guaranteed Obligations; or (ix) any other act or omission that may in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity.

(b)       To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Guaranteed Obligations incurred and all other notices of any kind (except for notices to be provided to Parent and Merger Sub in accordance with the Merger Agreement and/or any agreements entered into in connection therewith), all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar applicable Law now or hereafter in effect, any right to require the marshaling of assets of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than, defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub or under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits and on the advice of counsel.

(c)       The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, any proceeding or bring any other claim arising under, or in connection with, any Equity Commitment Letter, any Support Agreement or the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Parent Related Party, except for claims that are Non-Prohibited Claims (as defined below) against such Person, and the Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause Parent, the Parent Related Parties and its and their respective Subsidiaries, Affiliates and Representatives not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

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Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent and Merger Sub are relieved (other than by operation of any bankruptcy, insolvency or similar law) of all or any portion of the Obligations under the Merger Agreement, the Guarantor shall be similarly relieved of his, her or its Guaranteed Obligations under this Limited Guarantee solely in respect of such relieved Obligations. Notwithstanding anything to the contrary contained in this Limited Guarantee, for the purpose of this Section 3(c), “Affiliate” of the Guarantor means GIC Private Limited, GIC Special Investments Pte. Ltd., GIC (Ventures) Pte. Ltd. and their respective subsidiaries from time to time, which are primarily engaged in the business of private equity investment.

(d)       Subject to the first sentence of Section 1 hereof, the Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Parent Related Party or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guaranteed Obligations (subject to the Cap) under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against any Parent Related Party or such other Person whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Parent Related Party or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations payable under this Limited Guarantee (subject to the Cap) shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations (subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations (subject to the Cap), in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations. The Guaranteed Party hereby agrees that the Guarantor shall have all defenses to the payment of his, her or its obligations under this Limited Guarantee (which in any event shall be subject to the Cap) that are or would be available to Parent or Merger Sub pursuant to the terms of, or otherwise with respect to, the Merger Agreement with respect to the Obligations (except for defenses arising out of bankruptcy, insolvency, dissolution or liquidation of Parent and those defenses expressly waived by this Limited Guarantee), as well as any defenses in respect of any fraud.

4.       No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.

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 Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed to it by applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent prior to proceeding against the Guarantor hereunder. The failure by the Guaranteed Party to pursue rights or remedies against Parent or any other Person shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of applicable Law, of the Guaranteed Party.

5.       Representations and Warranties.

(a)       The Guarantor hereby represents and warrants to the Guaranteed Party that:

(i)       the Guarantor (i) if the Guarantor is an entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the requisite power and authority or has the legal capacity, as applicable, to execute, deliver and perform this Limited Guarantee, and (iii) if the Guarantor is an entity, the execution, delivery and performance of this Limited Guarantee by the Guarantor have been duly authorized by all necessary action on the part of the Guarantor and no additional proceedings are necessary for the Guarantor to approve this Limited Guarantee;

(ii)       this Limited Guarantee has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with the terms hereof;

(iii)       the execution, delivery and performance (including the provision and exchange of information) of this Limited Guarantee by the Guarantor does not conflict with, require a consent, waiver or approval under, or result in a breach of or default under, (i) if the Guarantor is an entity, any provision of its organizational documents, (ii) any order, writ, injunction or Law applicable to the Guarantor or any of the Guarantor’s properties and assets or (iii) any of the terms of any material contract or agreement to which the Guarantor is party or by which the Guarantor is bound;

(iv)       the Guarantor has and shall at all times have sufficient cash, available lines of credit, unfunded capital commitments or other sources of immediately available funds to fulfill his, her or its obligations under this Limited Guarantee in accordance with the terms and subject to the conditions set forth herein, in each case, for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

(b)       The Guaranteed Party hereby represents and warrants to the Guarantor that:

(i)       the execution, delivery and performance of this Limited Guarantee has been duly authorized by all necessary corporate action and does not contravene any provision of the Guaranteed Party’s certificate of incorporation, bylaws or operating agreement, or any Law or contractual restriction applicable to or binding on the Guaranteed Party or its assets; and

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(ii)       assuming due execution and delivery of the Merger Agreement by Parent and Merger Sub, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to (x) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws affecting creditors’ rights generally, and (y) general equitable principles (whether considered in a proceeding in equity or at law).

6.       Assignment. Neither the Guarantor nor the Guaranteed Party may assign their respective rights, interests or obligations hereunder to any other Person (including by operation of law) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be. Notwithstanding the foregoing, the Guarantor may assign his, her or its rights, interests or the Guaranteed Obligations hereunder to one or more of: (i) his, her or its Affiliates capable of making the representations and warranties set forth in Section 5(a) or (ii) any of the investment funds managed or advised by the Guarantor or any of his, her or its Affiliates, or any of the investment vehicles of the Guarantor, such Affiliates or such investment funds (other than any portfolio companies of it, such Affiliates or such investment funds); provided, however, that no such assignment shall relieve the Guarantor of the Guaranteed Obligations hereunder except that the Guarantor’s Guaranteed Obligations hereunder shall be reduced on a dollar-for-dollar basis by any amounts actually paid to the Guaranteed Party by such Affiliates or such investment funds in respect of the Guaranteed Obligations hereunder. Notwithstanding anything in this Limited Guarantee to the contrary, in the event the Guarantor (A) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or a portion of his, her or its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the maximum amount of the Guaranteed Obligations (less amounts paid under this Limited Guarantee prior to such event), then, and in either such case, the Guaranteed Party shall be entitled to seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any Law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be. As used in this Limited Guarantee, unless otherwise specified, the term “Guarantor” includes the Guarantor’s Successor Entity.

7.       Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by internationally-recognized overnight courier, by facsimile, or by registered or certified mail, return receipt requested and postage prepaid to the address or facsimile number, as applicable, set forth below in this Section 7, or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith, with a copy to such party’s legal counsel as set forth below in this Section 7:

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If to the Guarantor to:

Velvet Investment Pte. Ltd.
Unit 1928, China World Tower 1,

No.1 Jianguomenwai Avenue, Chaoyang District, Beijing
The People’s Republic of China
Attention: Korwin Chiu
E-mail: korwinchiu@gic.com.sg

Fax: +86-10-6535-1078

with a copy (which shall not constitute actual or constructive notice) to:

Morgan, Lewis & Bockius

Beijing Kerry Centre South Tower, Suite 823, 8th Floor,

No. 1 Guang Hua Road, Chaoyang District,

Beijing 100020 China
Attention: Ning Zhang Esq.
Fax: +86-10-5876-3501

E-mail: ning.zhang@morganlewis.com

If to the Guaranteed Party to:

Cellular Biomedicine Group, Inc.

209 Perry Parkway, Suite 13

Gaithersburg, Maryland 20877

Attention: Special Committee Chair

Fax: +1 347 679 8203

E-mail: ckalanau@yahoo.com

with a copy (which shall not constitute notice) to:

White & Case LLP
9th Floor Central Tower
28 Queen’s Road Central
Hong Kong SAR
Attention: William Fong, Esq.
Fax: + 852 2845 9070
E-mail: william.fong@whitecase.com

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and

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
United States
Attention: Morton A. Pierce, Esq.

Chang-Do Gong, Esq.

Fax:           +1 212 354 8113

E-mail:      morton.pierce@whitecase.com

cgong@whitecase.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party (a) upon actual receipt, if delivered personally, (b) three (3) Business Days after deposit in the mail, if sent by registered or certified mail, (c) upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein other than by email), (d) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier or (e) upon written confirmation of receipt, if sent by email (provided that if given by email, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein other than by facsimile).

8.       Continuing Guarantee.

(a)       Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, his, her or its successors and assigns until the Guaranteed Obligations (subject to the Cap) payable under this Limited Guarantee have been completely, irrevocably and indefeasibly paid in full, at which time this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee. Notwithstanding the foregoing or anything else to the contrary herein, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest to occur of (i) the Closing, (ii) subject to the Cap, receipt in full in cash by the Guaranteed Party of the payment of the Guaranteed Obligations of Parent, and (iii) the termination of the Merger Agreement in accordance with the terms thereof and, in the case of this clause (iii), any of (w) payment in full of the Parent Termination Fee pursuant to Section 9.5(c) of the Merger Agreement and all amounts payable by Parent to the Guaranteed Party pursuant to Section 9.5(d) of the Merger Agreement having been made, (x) as otherwise agreed to in writing by the parties hereto, (y) under circumstances in which Parent and Merger Sub would not be obligated to pay the Parent Termination Fee pursuant to the provisions of the Merger Agreement, or (z) one hundred and twenty days have elapsed following such termination of the Merger Agreement, unless, solely in the case of this sub clause (z), a claim for payment of the Guaranteed Obligations is presented in writing by the Guaranteed Party to the Guarantor on or prior to the last day of such one hundred and twenty day period (in which case, this Limited Guarantee shall terminate on the date such claim is (I) resolved by a final, non-appealable order of a court of

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competent jurisdiction specifically identified in Section 10(b) below, (II) resolved as agreed in writing by the parties hereto or (III) otherwise satisfied, and, in each case, the Guaranteed Obligations finally determined or agreed to be owed by the Guarantor have been satisfied in full) (provided, that such claim shall set forth in reasonable detail the basis for such claim, and the Guarantor shall not be required to pay any claim not submitted to Guarantor on or before the one hundred and twentieth day after such termination of the Merger Agreement).

(b)       Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates or any of their respective successors and assigns asserts in writing in any litigation or other Proceeding before a Governmental Entity (i) that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap, the provisions of Section 1 hereof limiting the Guaranteed Party’s enforcement hereof to the payment of money only, or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or (ii) any theory of liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against the Guarantor or any Parent Related Party with respect to this Limited Guarantee, Other Guarantees, the Equity Commitment Letters, the Support Agreements, the Merger Agreement or any other agreement or instrument delivered pursuant to or in connection with any of the foregoing (collectively, “Transaction Agreements”) or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith) (other than, solely with respect to this clause (ii), any claim that is a Non-Prohibited Claim against such Person), then (A) the obligations of the Guarantor under or in connection with this Limited Guarantee shall terminate ab initio and be null and void, (B) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover and retain such payments, and (C) neither the Guarantor nor any Parent Related Party shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with any Transaction Agreement, any other agreement or instrument delivered pursuant to such Transaction Agreement, or the transactions contemplated hereby or thereby.

9.       No Recourse.

(a)       The Guaranteed Party acknowledges the separate corporate existence of Parent and that, as of the date hereof, Parent’s sole assets (if any) are a de minimis amount of cash, and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs.

(b)       Notwithstanding anything that may be expressed or implied in this Limited Guarantee, any Other Guarantees, the Merger Agreement or any other Transaction Agreement (including, without limitation, the Equity Commitment Letters), or in any agreement, document or instrument delivered, or statement made or action taken, in connection with or pursuant to the transactions contemplated by any of the Merger Agreement or any other Transaction Agreements or the negotiation, execution, performance or breach of any of the Merger Agreement or any other Transaction Agreements, and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, and notwithstanding the fact that the Guarantor may be an individual, a corporation, partnership or limited liability company, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party

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covenants, acknowledges and agrees, on behalf of itself and its Affiliates, that (i) in no event shall the Guaranteed Party or any of its Affiliates seek any monetary damages or any other monetary recovery, judgment or remedies (including consequential, indirect or punitive damages) against Parent in excess of the Cap, in connection with the Merger Agreement or in connection with the failure of the transactions contemplated by the Merger Agreement to be consummated for any reason or otherwise in connection with the transactions contemplated thereby (including in respect of any oral representations made or alleged to have been made in connection therewith), (ii) it has no right of recovery against, and that no recourse shall be had against and no personal liability shall attach to, any of the former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or representatives of the Guarantor, Parent, Merger Sub or any Other Guarantor, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, representative or assignee of any of the foregoing (but not including Parent, Merger Sub, the Guarantor, any Other Guarantor and their respective successors and permitted assigns, a “Parent Related Party” and together, the “Parent Related Parties”), including through Parent or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity in tort, contract or otherwise) by or on behalf of Parent against any Parent Related Parties, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for its rights to recover from the Guarantor and any Other Guarantor (but not any other Person) under and to the extent provided in this Limited Guarantee and any Other Guarantee, and subject to the other limitations described herein and therein (including, for the avoidance of doubt, the Cap), and except for any Non-Prohibited Claims against such Person, and (iii) the only rights of recovery and claims that the Guaranteed Party has in respect of the Merger Agreement or the Transactions are its rights to recover from, and assert claims against, (A) Parent and Merger Sub under and in accordance with the Merger Agreement, (B) the Guarantor (but not any Parent Related Party) under and to the extent expressly provided in this Limited Guarantee (subject to the Cap and the other limitations described herein), (C) the Guarantor or an Affiliate of the Guarantor under and in accordance with the Confidentiality Agreement entered into by and between the Guarantor (or an Affiliate of the Guarantor, as the case may be) and the Guaranteed Party to enforce the Guaranteed Party’s rights thereunder and (D) the Guarantor upon exercise of the Guaranteed Party’s third party beneficiary rights under and in accordance with the Equity Commitment Letters or the Support Agreements, as the case may be (claims under (A), (B), (C) and (D) collectively, the “Non-Prohibited Claims”); it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Parent Related Party for any obligation of the Guarantor, any Other Guarantor or any of their respective successors or permitted assigns under this Limited Guarantee, any Other Guarantee or any document or instrument delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or for any claim (whether at law or in equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligation or their creation.

(c)       Except for any claims that are Non-Prohibited Claims against such Person, recourse against the Guarantor under this Limited Guarantee or any Other Guarantor under the respective Other Guarantee, subject to the limitations and conditions set forth herein and therein, shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor, any Other Guarantor and any Parent Related Party in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or in connection with the failure of the transactions contemplated thereby to be

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consummated for any reason or otherwise in connection with the transactions contemplated thereby or in respect of any representations made or alleged to be made in connection therewith, whether at law or in equity, in contract, in tort or otherwise. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent to the Guaranteed Party or shall confer or give, or shall be construed to confer or give, to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as expressly set forth herein.

10.       Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       All issues and questions concerning the construction, validity, interpretation and enforceability of this Limited Guarantee shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)       Each of the parties hereto (i) consents to submit itself to the personal jurisdiction and venue of any federal court located in the State of Delaware or any Delaware state court with respect to any suit relating to or arising out of this Limited Guarantee or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees that it will not bring any such suit in any court other than a federal or state court sitting in the State of Delaware, (iv) irrevocably agrees that any such suit (whether at law, in equity, in contract, in tort or otherwise) shall be heard and determined exclusively in such federal or state court sitting in the State of Delaware and (v) agrees to service of process in any such action in any manner prescribed by the Laws of the State of Delaware. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 above or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(c)       WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(C).

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11.       Entire Agreement; Amendments; Severability.

(a)       This Limited Guarantee, Other Guarantees, the Merger Agreement, the Support Agreements and the Equity Commitment Letters, constitute the entire agreement with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, between the parties. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any Parent Related Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantor. The Guarantor and his, her or its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee, except as expressly set forth herein by the Guaranteed Party. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.

(b)       If any provision of this Limited Guarantee or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Limited Guarantee, or the application of such provisions to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitations set forth herein.

12.       Third Party Beneficiaries. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guarantee the parties intend that all Parent Related Parties shall be, and such Parent Related Parties are, intended third party beneficiaries of Section 9 of this Limited Guarantee who may rely on and enforce the provisions of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Parent Related Parties. For avoidance of doubt, notwithstanding any provision of this Limited Guarantee to the contrary, this Limited Guarantee shall not be binding on, or restrict the activities of, or applicable to, any Affiliate of the Guarantor that primarily engages in investment and trading in the secondary securities market.

13.       Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to by the Guaranteed Party or any of its Affiliates or Representatives in any document, except with the prior written consent of the Guarantor; provided, that no such written consent is required for any disclosure of the existence or content of

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this Limited Guarantee by the Guaranteed Party: (i) to its Affiliates and its Representatives who agree to keep such information confidential on terms substantially identical to the terms contained in this Section 13 or (ii) to the extent required by Law or the rules of any self-regulatory organization or securities exchange or in connection with any action brought to enforce this Limited Guarantee or the Merger Agreement in accordance with their terms.

14.       Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

15.       Counterparts; Effectiveness. This Limited Guarantee may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The Parties irrevocably and unreservedly agree that the document(s) in question may be executed by way of electronic signatures and the Parties agree that such document(s), or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record. The delivery by facsimile or by electronic delivery in PDF format of this Limited Guarantee with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTOR:

Velvet Investment Pte. Ltd.

By:	/s/ Suresh Balasubramanian
Name: Suresh Balasubramanian
Title: Director

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTEED PARTY:

Cellular Biomedicine Group, Inc.

By:	/s/ Andrew Chan
Name: Andrew Chan
Title: Chief Legal Officer

[Signature Page to Limited Guarantee]

Schedule A

Other Guarantors

1.	Yunfeng Fund III, L.P.
2.	TF Capital Fund III L.P.
3.	Bizuo (Tony) Liu